Exhibit 10.3

Blue Relocation Policy

Salary Grades 14 & Above

Revised July 1, 2019

Table of Contents
I.INTRODUCTION        4
II.ELIGIBILITY        4
III.BENEFIT HIGHLIGHTS        5
IV.CONDITIONS        5
a.Benefits Must be Used Within 1 Year of Relocation    5
b.Repayment Agreement        5
c.Cooperation with SIRVA        6
V.EXPENSE REIMBURSEMENT – GENERAL        7
VI.DEPARTURE SERVICES AND HOME SALE ASSISTANCE    8
a.Home Marketing Assistance        8
i.Broker Market Analysis        9
b.Home Sale Assistance        9
i.Homes Eligible for Home Sale Assistance        10
ii.Homes Not Eligible for Home Sale Assistance    11
iii.Inspections and Repairs        12
iv.Acquisition of the Home        13
v.Equity Advance        15
vi.Cooperative Apartment        15
vii. Loss on Sale        15
VII.DESTINATION SERVICES        16
a.Home Finding Assistance        16
b.House-Hunting Trip        17
c.Temporary Housing Assistance        17
d.Miscellaneous Allowance        18
e.Home Purchase Assistance        18
f.Rental Assistance        20
i.Rental Home Finding Trip        21
ii.Lease Cancellation Payment        22
g.Transportation and/or Storage of Your Household Goods    22
i.Authorized Charges        23
ii.Brighthouse Services, LLC will not pay for the following:    24
iii.Replacement Value Protection of Household Goods    24
h.Automobile Shipping        25
i.Moving Day and Final Trip        25

j.Career Assistance Services        26
k.Community Assistance Services        26
VIII.TAXES        27
IX.CONDITIONS FOR RECEIVING BENEFITS        29
X.CLAIMS AND APPEAL PROCEDURES        29
XI.EXCLUSION OF PAYMENTS FOR PURPOSES OF BENEFITS OR STATUTORY SEVERANCE    30

BRIGHTHOUSE SERVICES, LLC BLUE RELOCATION POLICY

I.INTRODUCTION
Brighthouse Services, LLC has contracted with SIRVA to administer its relocation benefits. This Relocation Policy (the “Policy”) is effective as of July 1, 2019. The Policy is not intended to be an expressed or implied contract, nor is it intended to otherwise create any legally enforceable obligations on the part of Brighthouse Services, LLC or any of its affiliated entities. This Policy supersedes and replaces all previous policies, practices and guidelines regarding domestic relocation within the United States for those individuals to which it applies. Brighthouse Services, LLC reserves the right to add to, modify or delete provisions of this Policy at any time without advance notice to employees who are subject to this Policy. Modifications can be made for any reason at the discretion of Brighthouse Services, LLC or the administrator, including changes to reflect Brighthouse Services, LLC’s changing business objectives or otherwise as required by local laws and regulations. Brighthouse Services, LLC will make all determinations regarding eligibility for and amount of benefits or payments under this program, in its sole discretion, and its interpretation of this Policy will be final and binding.
II.    ELIGIBILITY
To be eligible for this Policy you must meet the following criteria:

◦	You are a full-time, salaried Brighthouse Services, LLC employee or a new hire scheduled to be a full-time, salaried Brighthouse Services, LLC employee, at Grade 14 or above.

◦
You have received a letter from Brighthouse Services, LLC requesting that you relocate and stating that you are entitled to the benefits provided under this Policy. Employee-initiated relocations are NOT eligible for relocation benefits.

◦	The distance between your former residence and your new job site must be at least 50 miles greater than the distance between your former residence and your former job site.
Relocation assistance is provided to you and your family members who permanently reside with you, are relocating with you, and who will reside with you in the new location. If your spouse or domestic partner is also a Brighthouse Services, LLC employee being transferred, only one set of relocation benefits will be provided.

III.    BENEFIT HIGHLIGHTS

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SIRVA will assist with selling your home and buying or leasing a new one. A Loss-on-Sale payment up to $50,000 is available to assist you with a financial loss you may incur on the sale of your home. The various types of expense reimbursements and assistance from SIRVA available under this Policy are listed below as either Departure Services (related to selling your home) or Destination Services (relating to buying a home and transitioning to the new home).
The benefits listed above are only an outline of the types of benefits provided under this Policy. For more information regarding a specific benefit, including limitations and conditions, please see the full description of each benefit in the applicable sections of this Policy which follow.
IV.    CONDITIONS

a.	Benefits Must be Used Within 1 Year of Relocation
All events necessary for receiving relocation benefits under this Policy, including (if necessary) the submission of forms, must be completed within one year of the date your new address is entered into the Human Resources system of record. For example, if your household goods have not been transported to your new home within one year of the date that your new address was entered into the Human Resources system of record, Brighthouse Services, LLC will not pay for the cost of transporting your household goods. If you have not submitted the necessary HUD-1 form or Settlement Statement to SIRVA within one year of the date that your new address is entered into the Human Resources system of record, Brighthouse Services, LLC will not reimburse you for any Loss-on-Sale that you incur. Please consult with your SIRVA Relocation Consultant if you have any questions regarding the one-year deadline.

b.	Repayment Agreement
The costs that Brighthouse Services, LLC will incur because of this move are extensive. For this reason, and to be sure you are committed to the new position, we require that you sign a Repayment Agreement. The Repayment Agreement stipulates that you will repay costs* incurred by Brighthouse Services, LLC on your behalf if, generally, you leave the employment of Brighthouse Services, LLC within two years of the date your new address is entered into the Human Resources system of record, based on the chart below:

0 – 180 days	100%
181 – 365 days	75%
366 – 545 days	50%
546 – 730 days	25%

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*If you repay these costs in the same calendar year you received payment, you are responsible for repaying only the actual costs incurred. If you repay these costs in a year after the year that you received payment, you are responsible for repayment of the actual costs plus any associated taxes that were withheld by the company.
These costs include home marketing and sale assistance, home finding and purchase assistance or rental assistance, household good transportation, temporary housing, among other benefits. Repayment is required for the following reasons: 1) you voluntarily terminate employment with Brighthouse Services, LLC; 2) Brighthouse Services, LLC terminates your employment because you engaged in a serious infraction of Brighthouse Services, LLC policy, theft of Brighthouse Services, LLC property or services or other dishonest conduct, or conduct otherwise injurious to the interests of Brighthouse Services, LLC, or because you demonstrated unacceptable lateness or absenteeism; or 3) you voluntarily transfer your employment to another position or function within Brighthouse Services, LLC that either is not at the new location or is materially different from the position or function for which you were transferred to the new location. The Repayment Agreement must be signed and returned to Brighthouse Services, LLC prior to implementing any relocation services.

c.	Cooperation with SIRVA
Your cooperation with SIRVA throughout the process will help ensure that your move is handled with the least inconvenience possible. Accordingly, please comply with all timelines spelled out in this Policy and in the instructions you receive from SIRVA. Failing to comply with the terms of this Policy or with SIRVA’s instructions may jeopardize your eligibility for benefits under this Policy.
As part of your cooperation with SIRVA, Brighthouse Services, LLC requires that you:

◦
Refrain from contacting a real estate broker or listing your home with an agent. SIRVA will recommend pre-qualified brokers who are trained and experienced in corporate relocation transactions. They will recommend brokers for both selling your current home and purchasing a home in the destination location.

◦
Accurately complete all required disclosure materials. Real estate transactions are governed by laws and regulations designed to protect the interests of both sellers and buyers. Every home seller has certain duties and obligations to a buyer, including full disclosure of all pertinent information about the condition of the home and its surroundings.

In this regard, you can protect both yourself and Brighthouse Services, LLC from potential litigation by the timely and thorough completion of all forms and documents pertaining to the condition of the property. It is not the intent of Brighthouse Services, LLC to relieve you of your duties and obligations relating to full

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disclosure. You will be asked to complete property disclosure forms for the real estate agent and for SIRVA. You must complete and return these forms at the beginning of the listing period.

◦
DO NOT sign anything or accept any monies as this may affect the taxability of Home Sale Assistance described in the Home Sale Assistance section, should you receive an offer on the sale of your home. Simply contact your SIRVA Relocation Consultant and he or she will instruct you on how to proceed. SIRVA ensures that you will have after-hours access to your SIRVA Relocation Consultant or a designated representative at all times.

◦
Retain receipts and other documentation to verify relocation expenses and to support payments made to you by Brighthouse Services, LLC. You must submit expense reports and required receipts (scanned receipts are acceptable) within 60 days of the incurred expense.

V.    EXPENSE REIMBURSEMENT – GENERAL
Most standard expenses involved in relocation are covered under this Policy via a direct payment to a supplier, through a lump sum payment, or by reimbursement of relocation expense reports that you submit. Reimbursements will be made under this Policy only after an expense is incurred, and only if a reimbursement request and proper documentation is submitted within 60 days after the expense is incurred (unless the terms of this Policy specifically provide otherwise in a particular case). You must submit your out-of-pocket costs to SIRVA, either online or on a Relocation Expense Report form. It is very important that the expenses submitted are strictly related to the relocation and does not include other business expenses. Relocation expenses and travel should not be paid with a Brighthouse Services, LLC corporate credit card.
Your SIRVA Relocation Consultant will provide you with instructions for completing these forms online and can also provide you with a hard copy of the Relocation Expense Report for your convenience. It is also important that you retain records and submit original receipts, or scans of original receipts. If you choose to submit your expenses via a Relocation Expense Report, rather than through SIRVA’s password protected website, you must submit original receipts to SIRVA.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the expense as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the expense was incurred. Please see the Taxes section for a list of expenses that Brighthouse Services, LLC will reimburse upon receipt of the proper documentation.

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Unless another specific deadline for payment is specified below, allowances under this Policy that do not require the submission of a request for reimbursement and accompanying receipts will be paid by Brighthouse Services, LLC no later than March 1 following the calendar year in which you signed your Repayment Agreement. Please see the Taxes section for a list of available Brighthouse Services, LLC -paid allowances under this Policy that do not require the submission of receipts.
VI.    DEPARTURE SERVICES AND HOME SALE ASSISTANCE
The sale of your home at a reasonable price and within the shortest amount of time is probably one of your main concerns. Brighthouse Services, LLC wants to help you accomplish this goal, as it benefits both Brighthouse Services, LLC and you by expediting your relocation and keeping costs to a minimum. If you are a homeowner, Brighthouse Services, LLC offers a comprehensive program through SIRVA to assist in marketing and coordinating the sale of your residence to a qualified buyer. Through Home Sale Assistance, Brighthouse Services, LLC will pay those expenses associated with selling and closing your home that it deems to be reasonable and customary.

a.	Home Marketing Assistance
To ensure the highest level of service in the most cost-effective manner, you must NOT enter into any binding listing agreements with brokers before contacting your SIRVA Relocation Consultant and you must fully participate in the marketing plan.
Brighthouse Services, LLC will provide you with professional assistance on how to market your home to ensure optimum success. Do not contact a real estate agent or broker before talking to your SIRVA Counselor. Your SIRVA Relocation Consultant will recommend a broker that is experienced in working on corporate relocation transactions and the specific requirements of these transactions. Furthermore, recommended brokers will have a proven track record of market knowledge and sales success, as well as familiarity with SIRVA’s service standards.
SIRVA requires its brokers to meet the following standards:

◦	Brokerage must have a relocation department or proven relocation-related experience.

◦
Real estate firm must have no interest (actual or contemplated) in Brighthouse Services, LLC, departure property, or home to be purchased, including any business or family relationship with the owners of the properties.

◦	Broker must have a proven track record in the selling community. SIRVA tracks list price to sales price ratio, number of current listings, and number of recent sales.

i.	Broker Market Analysis

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Your SIRVA Relocation Consultant will contact two qualified brokers in your area and ask them to complete a Broker’s Market Analysis (BMA) on your home, which will include suggested marketing conditions, competing listing information, and recent sales in the neighborhood. Based on the data they gather and their knowledge of the marketplace, they will provide a most likely sales price.
Your SIRVA Relocation Consultant will review and analyze the market data contained in the BMAs to help you formulate a competitive list price and marketing strategy to achieve the highest possible sales price within a reasonable timeframe. If the recommended list prices indicated by the BMAs are not within 5% of each other, a third one will be ordered and the two closest values will be used to formulate listing and marketing strategies.
You and your SIRVA Relocation Consultant will work with the selected agent to list and market your home and identify potential buyers. You will receive continuous feedback and updates on marketing activity throughout the process.
In addition to ensuring top-of-the-line service delivery to you, SIRVA collects referral fees from its approved brokers, which offsets relocation costs for Brighthouse Services, LLC. If you do not list with a SIRVA-approved real estate broker, your relocation benefits may be reduced to cover the additional cost to Brighthouse Services, LLC.
To assist with a successful sale, Brighthouse Services, LLC and SIRVA require that you:

◦
Use an agent or broker who has been qualified by SIRVA. If you have a preferred agent, please submit the name of that agent for qualification and consideration, realizing that you cannot list the house with a relative or friend as this may cause a conflict of interest.

◦	Agree to list the home for sale at a price that does not exceed 105% of the average of the two most likely sales prices from the Broker Market Analyses (BMAs) requested by SIRVA.

◦	Allow reasonable showings and open houses as suggested and maintain the home in marketing condition.

◦	Present all offers to your SIRVA Relocation Consultant for review.

◦	Continuously market the home until it is sold.

b.	Home Sale Assistance
In addition to Home Marketing Assistance you are eligible for SIRVA’s Home Sale Assistance program. Home Sale Assistance states that once you receive an acceptable offer from a potential buyer, SIRVA will buy your house from you at that offer price (which is deemed the house’s “Market Value”). Following this, SIRVA will then sell the

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house to the prospective buyer, bearing the responsibility of closing the sale. Once you are authorized for Home Sale Assistance with SIRVA, your SIRVA Relocation Consultant will contact you to review the program and procedures.
CONTACT YOUR SIRVA RELOCATION CONSULTANT TO DISCUSS ALL OFFERS. DO NOT ACCEPT ANY OFFERS, ANY DEPOSIT MONIES, OR SIGN ANYTHING WITHOUT FIRST CONTACTING YOUR SIRVA RELOCATION CONSULTANT. IF YOU ACCEPT ANY OFFER, DEPOSIT, OR SIGN ANY AGREEMENT WITHOUT SIRVA APPROVAL, SIRVA AND BRIGHTHOUSE SERVICES, LLC RESERVE THE RIGHT TO EXCLUDE YOUR HOME FROM THE HOME SALE ASSISTANCE PROGRAM.
To assist with a successful sale, Brighthouse Services, LLC and SIRVA require that you:

◦
Enter into an Option to Purchase with SIRVA instead of listing your home under your name. This agreement enables SIRVA to list the property in SIRVA’s name, facilitate the move and defray many relocation costs. The option will last for six months and is renewable at the end of that period of time with your consent. During this option period SIRVA will expose the home to the marketplace. Most typically, the home will be listed with a real estate agent by SIRVA who will, through exposure to the public, determine what a buyer will pay at arm’s length for the home. The Option to Purchase must be executed and returned to SIRVA prior to proceeding with the program.

◦
Comply with all federal, state and local disclosure requirements associated with the sale of your home. This includes the completion of all real estate disclosure forms that may be required, as well as a SIRVA Seller’s Disclosure Statement for execution. This document must be executed prior to proceeding with the program.

◦
Properly clearing title before selling the home to SIRVA, in the event the title report ordered by SIRVA indicates a cloud on title. SIRVA may be able to assist you in clearing clouds on title. A cloud on title is defined as any outstanding claim, lien, encumbrance, document or condition usually revealed by a title search which impairs the title and the marketability of a property.

i.	Homes Eligible for Home Sale Assistance
Not all homes are eligible for Home Sale Assistance. To qualify for Home Sale Assistance, the home must be:

◦	Located in the U.S.

◦
A completed primary, single-family residence, townhouse, two-family duplex, or condominium unit (provided said unit meets FNMA/FHLMC approval), in each case owned and occupied by the Employee (or in the case of a two-family

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duplex, where the entire property is owned by the Employee and one unit of which occupied by the Employee).

◦	Not rendered ineligible by the provisions listed below.

ii.	Homes Not Eligible for Home Sale Assistance
The following properties are ineligible for Home Sale Assistance, unless Brighthouse Services, LLC and SIRVA agree in writing to permit the property into the program on mutually agreed upon terms and conditions. Please speak to your SIRVA Relocation Consultant immediately if your home falls into the category of an excludable property.

◦
Any income producing properties or properties with inherent in coproducing characteristics (including but not limited to properties with mineral rights, properties with commercial businesses and rental properties but not including two family duplexes owned by the Employee, one unit of which is occupied by the Employee).

◦	Resort properties.

◦	Mobile homes/manufactured homes.

◦	Cooperative units (see Item vi Cooperative Apartment).

◦	Farms.

◦	Properties with acreage in excess of five acres.

◦	Properties with acreage that does not conform to the immediate area.

◦	Properties on which clear title cannot be delivered.

◦	Properties which do not qualify for conventional mortgage financing.

◦
Properties containing or located by hazardous, toxic or potentially hazardous or toxic containers, materials, chemicals or gases (including but not limited to, radon, underground storage tanks, mold, Urea Formaldehyde Foam Insulation (UFFI), carcinogens, irritants, corrosives, environment hazardous and the like).

◦	Vacant land.

◦	Residences that are not Fannie Mae approved or income properties other than two-family dwellings.

◦	Properties that have Exterior Insulation Finishing System (EIFS)/synthetic stucco exterior finishing.

◦	Properties in which investigations disclose conditions which render the property unmarketable and/or which the Employee does not resolve to the satisfaction of SIRVA.

◦	Properties not zoned for 1-4 family residential.

◦	Properties not insurable under SIRVA’s property and general insurance liability coverage for relocation homes.

◦	Partially completed dwelling.

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◦	Converted properties (not originally residential).

◦	Properties where the Employee currently has or has previously had their home on the market.

◦	Properties with building materials commonly known as “Chinese Drywall” or other drywall material with similar characteristics.

◦	Properties with a most probable sales price of at least one million dollars as determined by the average of the BMAs.
If your home is ineligible for Home Sale Assistance program and closing costs on the sale are reimbursed, the direct reimbursement of closing costs is taxable, and will be included in your taxable wages reported on your Form W-2. This payment will be grossed-up for taxes as described in the Taxes section.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the costs as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the costs were incurred.

iii.	Inspections and Repairs
In general, SIRVA does not order nor pay for inspections on your home up front. However, SIRVA will typically not acquire a home without inspections. Inspections may be ordered and paid for by a buyer to assist in determining if he/she should purchase the home. SIRVA may use those inspections in its purchase from you. If the buyer does not order inspections SIRVA reserves the right to order its own set of inspections.
If there is a reason to believe inspections are necessary on your home in order to determine if the home is eligible for Home Sale Assistance, SIRVA will order and pay for inspections including but not limited to, a general home, pest, and well and septic, if applicable.
If any additional inspections such as Exterior Insulation Finishing System (EIFS), structural, hardboard siding, etc. are required as a result of the general inspection or SIRVA’s due diligence, you may be responsible for those inspection costs.
SIRVA follows the Worldwide Employee Relocation Council’s (ERC) Relocation Property Assessment (“Assessment”) that identifies structural, safety and inoperable items, regardless of local/state codes. You will also be responsible for repairs required to ensure the home follows state and local codes even if not identified on the Assessment form.
You will be solely responsible for rectifying or repairing any adverse items that appear in any inspections obtained prior to closing with SIRVA. All final re-inspection reports must be satisfactory to SIRVA. If any inspection discloses a

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significant problem, SIRVA reserves the right to exclude the home from Home Sale Assistance.

iv.	Acquisition of the Home
REMEMBER: DO NOT SIGN ANY CONTRACT OR ACCEPT ANY DEPOSIT MONIES. CONTACT YOUR SIRVA RELOCATION CONSULTANT TO DISCUSS ALL OFFERS.
Your SIRVA Relocation Consultant will review all offers to ensure they are bona fide (considering any contingencies such as points, closing costs, repairs, etc.). The SIRVA Relocation Consultant will also determine whether the buyer is likely to qualify for any financing terms included in the contract. If it is determined that the offer is bona fide and that all contingencies can be met, the contract will be sent to and signed by SIRVA as the Seller.
Once SIRVA has exercised the Option to Purchase, a closing will be scheduled with you approximately three days prior to closing with the buyer (referred to as the “Prorate Date”). You will be responsible for all costs and risks associated with the home, up to and including the date of closing with SIRVA. These include but are not limited to: pro-rations for taxes, interest on the mortgage, utilities, homeowner’s insurance, agreed upon repairs required from any inspections, and any other costs associated with the ownership of the home. After the date of the closing, SIRVA will be responsible for all of those items regarding the home.
If, after all contingencies of the sale of your home to SIRVA have been met and the property remains eligible for the relocation, the sale of the home to the buyer falls through, the Contract of Sale between you and SIRVA will still be honored.
At the closing between SIRVA and you, SIRVA will provide a Promissory Note for the amount due to you under the Contract of Sale. You will receive the final net proceeds (the equity) in the property within approximately 10 business days from the date of the Promissory Note. Net proceeds are defined as the sales price of the home minus liens, mortgages, appropriate pro-rations, and less any equity advance already received by you. The Contract of Sale states that there will be no real estate commissions or other standard closing costs that will be deducted from the house proceeds.
Home sale closing costs differ by location, but typically consist of:

◦	Brokerage or agent commission up to a maximum of six percent of the sale price

◦	Normal and customary home sale closing costs, including:

•	Attorney/escrow fees

•	Customary federal, state, and local transfer taxes

•	Filing and notary fees

•	Legal fees

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Note: Points and special financing costs are not reimbursed
If the mortgage company submits funds to you that were previously paid by SIRVA (i.e., escrow payments or additional interest payments), you must immediately return the funds to SIRVA or they will revert to a loan, requiring interest and a payroll deduction.
You are responsible for disclosing all known conditions and defects of the property. If you fail to disclose a condition that is known to you, you may be responsible for all costs incurred by SIRVA as a result of the non-disclosure. Of course, if you do not know that a condition exists, you will not be held responsible for failing to disclose it.
IMPORTANT NOTE: At the closing with you, SIRVA does not actually record title to your home in its name or pay off your mortgage. Instead, SIRVA takes full responsibility for making your mortgage payments, and ultimately paying off the mortgage when a sale between SIRVA and the buyer closes. Until a sale between SIRVA and the buyer closes, the title and mortgage remain in your name and will continue to appear on your credit report. SIRVA assumes all responsibility for the care and maintenance of the home once you close with SIRVA under the provisions of Home Sale Assistance (this is called “Equitable Title” or “Equitable Ownership”.) SIRVA will assist you if any questions should arise in regard to this process.
In the event you are unable to vacate the property at the time of closing with SIRVA, the home may be leased back to you during the approximate three-day period prior to closing with a buyer, at a minimum per diem of $50. A $500 security deposit will be withheld from the net proceeds and will be returned after SIRVA inspects the home following the vacate date. Under the lease, you would be responsible for utilities, general maintenance and insurance on household goods through the date of vacating and/or transfer of possession to SIRVA. The SIRVA Relocation Consultant will provide instructions for transferring utilities, keys, etc.

v.	Equity Advance
If you find a home in the new location, you may request an equity advance for a down payment on the purchase, as long as you have a signed purchase contract on your current residence and it has been signed by SIRVA as the Seller. Once you satisfy all the requirements for an equity advance, including any finance contingency, SIRVA will provide you with the necessary paperwork for this request. You may request up to 90% of your equity at this time and the remainder will be available to you after the closing on your current residence. Brighthouse Services,

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LLC reserves the right to decide, in its sole discretion, whether to grant any request for an equity advance and to determine the amount of any equity advance.

vi.	Cooperative Apartment
If you own a cooperative apartment which does not qualify for purchase by SIRVA, you should follow the Home Marketing Assistance procedures and list your home according to the marketing strategy (and program requirements). Your SIRVA Relocation Consultant will advise you with regard to negotiating/accepting an offer. However, when you receive an acceptable offer, you should conclude the sale directly with the buyer. You will be reimbursed normal and reasonable closing costs (as determined by Brighthouse Services, LLC in its sole discretion) which are customarily paid by the seller, and which must be substantiated by a HUD-1 form or other similar documentation. For a cooperative apartment, up to 6% commission will be paid along with $1,000 in advertising costs.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the costs as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the costs were incurred.
The direct reimbursement of closing costs is taxable, and will be included in your taxable wages reported on your Form W-2. This payment will be grossed-up for taxes as described in the Taxes section.

vii.	Loss on Sale
Brighthouse Services, LLC realizes that you may incur a financial loss upon the sale of your home in connection with your relocation. To further facilitate your relocation, Brighthouse Services, LLC has agreed to reimburse you for 85% of your loss on the sale of your home up to a maximum of $50,000.

For purposes of this Loss-on-Sale reimbursement, your loss will be calculated as the difference between the documented amount you originally paid for the house and the documented amount for which it was sold. In order to receive the Loss-on-Sale reimbursement, you must submit HUD-1 settlement forms (or other similar documentation), for both your original purchase of the house and for your sale of the house, to SIRVA within 60 days after the date of the closing of the sale of your house. The Loss-on-Sale amount will generally be paid to you in a lump sum on either the first or second pay day following the date that all necessary documents are submitted to SIRVA, and in no event will it be paid later than the March 1 following the calendar year in which the closing of the sale of your house occurs.

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The lump sum payment reimbursing your Loss-on-Sale is taxable and will be included in your taxable wages reported on your Form W-2. This payment will be grossed-up for taxes as described in the Taxes section.
VII.    DESTINATION SERVICES

a.	Home Finding Assistance
You are required to contact your SIRVA Relocation Consultant prior to beginning the new home search with any real estate agent. Home Finding Assistance includes selecting a qualified agent, understanding purchase guidelines, negotiations and contracts and obtaining a new mortgage. Your SIRVA Relocation Consultant will contact you to review the program, explain the benefits and offer assistance. This assistance includes:

◦
Conducting a telephone interview with you to discuss your housing needs and wants at the destination location. After this discussion, the SIRVA Relocation Consultant will use the information acquired to recommend a real estate agent, who is a relocation specialist in the destination area and who is knowledgeable regarding homes within the price range you have requested.

◦	Explaining “agency” and clarifying who the real estate agent is representing and why.

◦	Discussing real estate agent expectations so you fully understand what the real estate agent is expected to do for you and in what time frame.

◦	Reviewing purchase guidelines to help you make a good decision on the home you decide to purchase, including: disclosure hazards such as synthetic stucco, lead paint and other toxic hazards.

◦
Explaining comparable market analysis and encouraging you to have the real estate agent assist you in putting one together on the home you are purchasing. This will help you determine the best price for the property and eliminate purchasing an over-priced home.

◦	Assisting with negotiations, which can be very helpful to have the opinion of an uninvolved specialist when you are negotiating the purchase price of a new home.

◦	Reviewing the purchase agreement, or contract. The SIRVA Relocation Consultant will be available to look over the purchase agreement to help determine if it is written in your best interest.

◦
Encouraging you to be prequalified with a lender. In many markets, sellers are requiring buyers to be prequalified at the time the offer to purchase is made. The Company has made lender arrangements through SIRVA Mortgage.

b.	House-Hunting Trip
The house-hunting trip includes a one-time trip for you and one family member for up to three days/two nights if the distance of the move is 200 miles or less, or seven

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days/six nights if the distance of the move is more than 200 miles. Reasonable transportation and lodging will be reimbursed, and a per diem meal stipend will be provided ($40 a day for ages 13 and older, and $20 for ages 12 and younger).
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse these costs as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the expenses were incurred.
The reimbursements for the house-hunting trip are taxable, and will be included in your taxable wages reported on your Form W-2. The house-hunting reimbursements will be grossed-up for taxes, as described in the Taxes section.

c.	Temporary Housing Assistance
Brighthouse Services, LLC will provide assistance for temporary housing expenses such as travel and lodging.
In order to qualify for the assistance, the following conditions must be met:

◦	You must not have established a permanent residence in the new area.

◦	Your position and work have transferred permanently to the new office.

◦	A new lease has not been executed or a new home closing has not occurred and you still have a residence in the former location.

◦	You are not submitting travel/hotel/meal expenses through Brighthouse Services, LLC’s Business Expense Reimbursement system.
You will receive temporary housing assistance for up to 60 days if you are purchasing a home, or 30 days if you will be renting a home. If you need a rental car during your time in temporary housing, Brighthouse Services, LLC will reimburse the cost of a rental car for up to 14 days. You must submit eligible expenses online or complete a SIRVA Relocation Expense Report form and provide copies of all expenses and their receipts.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the expenses as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the expenses were incurred.
Temporary Housing Assistance reimbursement is taxable and will be included in your taxable wages reported on your Form W-2. The Temporary Housing Assistance reimbursement will be grossed-up for taxes, as described in the Taxes section.

d.	Miscellaneous Allowance
Brighthouse Services, LLC will provide you with a $7,500 Miscellaneous Allowance to help offset expenses associated with your relocation. You are not required to furnish

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any accounting or documentation as to how you utilized this allowance. This payment will generally be made available to you approximately six weeks prior to the effective date of the transfer of your location in the payroll system, but in no event later than the March 1 following the calendar year in which you signed your Repayment Agreement.
In special circumstances and in its sole discretion, Brighthouse Services, LLC may make an additional Miscellaneous Allowance payment to you. You are not required to furnish any accounting or documentation as to how you utilized this allowance. Any such additional payment will be made to you shortly after you sign a Repayment Agreement specifically for the additional payment, and in no event later than the March 1 following the calendar year in which you signed such Repayment Agreement. Furthermore, for purposes of any such additional payment, the two-year period specified in Section IV.b of this Policy will begin on the date you signed the Repayment Agreement that is required under this paragraph.
The Miscellaneous Allowance (including any additional Miscellaneous Allowance) is taxable and will be included in your taxable wages reported on your Form W-2. The Miscellaneous Allowance (as well as any additional Miscellaneous Allowance) will be grossed-up for taxes as described in the Taxes section.

e.	Home Purchase Assistance
To help you find a home in the new location that is suitable for your family’s needs, Brighthouse Services, LLC provides you with assistance from SIRVA. SIRVA will, through its affiliate, SIRVA Mortgage, provide various mortgage-related services for you if you currently own a home and will be purchasing a home in the destination location. The assistance will include:

◦	Counseling on various types of loan programs available and the impact of those programs based upon your specific financial situation and relocation mortgage benefits.

◦
Pre-approval assessment for mortgage financing, including credit review, so you are more aware of the value of a home you can acquire in the destination location. You are encouraged to be pre- approved before embarking on a home finding trip. This benefit is without cost or obligation.

SIRVA Mortgage is a mortgage banker that is licensed to originate loans in all fifty states plus Washington DC, specializing in relocation lending. SIRVA Mortgage offers a wide variety of mortgage products through the nation’s leading lenders. SIRVA will shop rates and programs through its multi-lender approach to find the most competitive rate for your mortgage loan.

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SIRVA Mortgage offers a no closing cost loan. In order to be eligible for the no closing cost loan program:

◦	You must sell your home through SIRVA’s Home Sale Assistance program.

◦	The residence purchased must be your permanent residence.

◦	The home purchased cannot be a mobile home or boat.
You must be responsible for recurring costs such as prepaid interest, real estate taxes, and private mortgage insurance (PMI).
If you participate in the no closing cost loan program through SIRVA Mortgage, tax assistance (gross-up) on the new home purchase closing costs will not be applicable.
If your home is ineligible for Home Sale Assistance program, the closing costs on the new home will be reimbursed. The reimbursement will be considered compensation and the Company will gross-up for the reimbursement for taxes as described in the Taxes section.
If you elect not to participate in the no closing cost loan program and use a lender other than SIRVA Mortgage, the closing costs on the new home will be reimbursed. The reimbursement will be reported as additional compensation, although Brighthouse Services, LLC will not provide tax assistance in the form of a tax gross-up.
If you are renting or otherwise do not own a home in the originating location and will be purchasing in the destination location, the closing costs on the new home will be reimbursed. The reimbursement will be considered additional compensation and the Company will gross-up for the reimbursement for taxes as described in the Taxes section.
A general home inspection will be recommended by your SIRVA Relocation Consultant to help you assess the prospective home’s overall condition. Brighthouse Services, LLC will reimburse the cost of this inspection in addition to providing the no closing cost loan.
The general home inspection will be reported as additional compensation and Brighthouse Services, LLC will gross-up for the reimbursement for taxes as described in the Taxes section.
Once you have submitted all the documents required for the reimbursements under this subsection (e), Brighthouse Services, LLC will reimburse the expenses as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the expenses were incurred.
NOTE: Building a new home versus buying an existing property can be a frustrating and expensive proposition. It’s a personal decision, but you are encouraged to purchase an existing home to avoid the added costs (which are your responsibility)

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and risks involved in purchasing new construction. Some of the added costs you may incur include:

◦	Additional temporary housing expenses due to construction delays.

◦	Reimbursement of purchase closing costs related to the builder or construction loan.

◦	Household goods storage costs.
In the event that you are relocated again, it is important to keep in mind when purchasing a home that SIRVA will not accept certain properties into Home Sale Assistance. See the Home Sale Assistance section for a checklist of ineligible properties. However, if you choose to build a new home, Brighthouse Services, LLC will reimburse certain closing costs that it determines, in its discretion, to be reasonable.

f.	Rental Assistance
If you choose to rent a home in the new location, your Relocation Consultant will assist you in finding a home to rent in the destination location. You will be contacted to review the program and benefits, and discuss your rental housing and community needs. You will then be referred to a rental expert at the destination location. If you are obligated to pay a finder or broker’s fee, Brighthouse Services, LLC will reimburse the fee that is normal and customary for that location, not to exceed 15% of the first year’s rent.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the fee as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the fee was incurred.
The reimbursement for the finder or broker’s fee is taxable, and will be included in your taxable wages reported on your Form W-2. The finder or broker’s fee reimbursement will be grossed-up for taxes as described in the Taxes section.
The Relocation Consultant will counsel you on areas of consideration during the rental process such as:

◦	Rental applications

◦	Rental deposits

◦	Security considerations

◦	Lease considerations

◦	Renters insurance
If you do sign a lease in the new location, please make sure it includes the following Lease Cancellation Clause, which will allow you to cancel the lease without penalty providing proper notice is given in the event of a Brighthouse Services, LLC-initiated relocation:

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“If tenant is transferred out of the city or country in which the leased premises is located, then tenant may terminate this lease by giving sixty (60) days written notice, with a copy of the company transfer notice attached, provided tenant is not otherwise in default.”

i.	Rental Home Finding Trip
Brighthouse Services, LLC will provide you with a one-time trip for you and one family member for up to three days/two nights if the distance of the move is 200 miles or less, or five days/four nights if the distance of the move is more than 200 miles. Reasonable transportation and lodging will be reimbursed, and a per diem meal stipend will be provided ($40 a day for ages 13 and older, and $20 for ages 12 and younger).
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse these costs as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the expenses were incurred.
The reimbursement for the home-finding trip is taxable, and will be included in your taxable wages reported on your Form W-2. The home-finding reimbursement will be grossed-up for taxes as described in the Taxes section.
**If it is not known whether you want to purchase or rent a home in your destination location, only one trip is allowed (either house-hunting or rental home finding).

ii.	Lease Cancellation Payment
If you incur penalties for canceling or breaking your lease, Brighthouse Services, LLC will reimburse up to two months’ rent to assist with this payment. This penalty does not include the loss of deposit due to damage, repairs, pet damage or neglect.
To receive payment, submit expenses online or through a Relocation Expense Report form along with a copy of your lease and a letter from the landlord or property manager outlining the charges no later than 60 days after the date on which your lease is terminated.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the penalties as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the penalties were incurred.
The payment reimbursing your lease cancelation fee is taxable, and will be included in your taxable wages reported on your Form W-2. The lease

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cancellation fee reimbursement will be grossed-up for taxes as described in the Taxes section.
Depending on the location, SIRVA will advise you as to whether Brighthouse Services, LLC will be directly billed for these cancellation fees, or whether you must pay the fees yourself and submit for reimbursement (including receipts) online or by a Relocation Expense Report form.

g.	Transportation and/or Storage of Your Household Goods
Your SIRVA Relocation Consultant will help you with the arrangements for moving your household goods to the new location. The SIRVA Relocation Consultant will explain the process and put you in touch with a professional mover. It is important that you or an adult family member arrange to be present to supervise the move and that you provide a telephone number where the moving company can reach you prior to your move date. Brighthouse Services, LLC will be billed directly from the carrier for the cost of shipping your household goods. Brighthouse Services, LLC does not reimburse tips to the movers.

i.	Authorized Charges
Brighthouse Services, LLC will pay the following charges in connection with your move by an approved professional moving service:

◦	Provide all required packing materials.

◦	Crate and uncrate necessary household items as recommended by the movers.

◦	Perform normal appliance servicing at origin and destination locations.

◦	Perform all packing, loading, transporting, and unloading.

◦	Provide partial unpacking services.

◦
Remove debris upon completion of the move (includes one pickup by the carrier of all cartons unpacked by you within 30 days of delivery); make sure during any unpacking that you inspect every carton and all packaging material so that no item is accidentally discarded.

Partial unpacking services include:

◦	Unload the moving van and place furniture and boxes in specific rooms in the home per the transferee’s instructions.

◦	Unpack mattresses and assemble beds.

◦	Unpack dresser mirrors and similar items and reassemble.

◦	Reassemble any item disassembled by the mover to facilitate transportation. Exceptions include any item needing professional expertise to reassemble, such as a slate pool table, major appliances, etc.
Items of value such as deeds, coin collections, jewelry and precious stones should not be shipped with the carrier. Should you choose to ship these items, you must

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make special arrangements, at your own expense, to do so. If you do send such items with the SIRVA- selected mover and do not disclose them, then neither the mover nor the insurer will be responsible for any loss or damage to such items.
The moving service will prepare a complete inventory list of the household goods describing the condition of each item (nicks, scratches, dents, etc.). You should review the inventory list carefully to make sure you agree with the driver's description before signing the inventory list. The inventory list is an important document in the settlement of claims for loss and damage.
If you must vacate your residence at the departure location before you have procured permanent housing at the destination location, the Brighthouse Services, LLC will pay for storage costs of household goods for up to 60 days if you are a homeowner in the departure location or up to 30 days if you are a renter in the departure location. Storage costs are figured on a daily basis. Although storage will be provided, the Brighthouse Services, LLC recommends that you attempt to coordinate the shipment to be transported directly from your home at the departure location to your home at the destination location to avoid excessive handling of your household goods. The Brighthouse Services, LLC will not cover the cost of accessing items that have been placed in storage. Your mover will designate an agent to arrange storage of your goods. Be sure to obtain the name, address, and telephone number of the warehouse where your goods will be stored. The storage costs are taxable and will be included in your taxable wages reported on your Form W-2. The value of these expenses will be grossed-up for taxes via a gross up payment as described in the Taxes section below.

ii.	Brighthouse Services, LLC will not pay for the following:

◦	Exclusive use of the moving service van or truck, expedited service or extra drop off/pick up stops.

◦	Housecleaning, maid, or debris removal service at either the old or new home.

◦	Removal or installation of wall-to-wall carpeting, draperies and/or rods, electrical fixtures, water softeners, or similar items.

◦	Packing or transportation of boats, trailers, airplanes, household pets, plants, building materials, wood, or any perishable item.

◦	Transportation of flammable items such as paints, household cleaners, etc.

◦	Swing sets, portable swimming pools, waterbeds, hot tubs, utility sheds, fencing, or items of similar nature.

◦	Firearms and/or ammunition.

◦	Valuable items, such as jewelry, precious stones, art, or collectibles (coins, sports memorabilia, etc.).

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iii.	Replacement Value Protection of Household Goods
Replacement value protection will be provided through the selected moving company based on a dollar value per pound, multiplied by the total weight of the shipment (excluding automobiles). Discuss valuation coverage based on the pre-move survey with your Relocation Consultant or the moving company representative. If coverage is not adequate, additional coverage may be procured. Any items lost or damaged while in the carrier’s custody, will be either repaired or replaced with a similar kind or the carrier will pay the replacement value of such items. High value items must be listed on a separate inventory form and are not covered by Brighthouse Services, LLC. Brighthouse Services, LLC cannot replace (nor will shippers agree to handle) high value items like securities, cash, art, heirlooms or precious jewelry. We recommend that you pack and transport these items yourself, or that you hire (at your own expense) a specialized carrier to do so.
The costs associated with your household goods shipment will be included in your taxable wages reported on your Form W-2. The value of these expenses will be grossed-up for taxes via a gross up payment as described in the Taxes section below.

h.	Automobile Shipping
Your automobiles will be handled by the same carrier who handles your household goods or in some cases, a dedicated automobile carrier. Brighthouse Services, LLC will pay the cost of shipping for up to two cars if the distance of your move is 500 miles or more. Brighthouse Services, LLC is paying for the standard shipping of both vehicles. It will not pay extra costs associated with shipping an antique or collectible car. In order to ensure that the van lines can transport the automobile(s), arrangements should be made at least six weeks before packing day. The costs incurred to ship your automobile(s) are taxable, and will be included in your taxable wages reported on your Form W-2. The value of these expenses will be grossed-up income taxes via a gross up payment as described in the Taxes section below.

i.	Moving Day and Final Trip
Brighthouse Services, LLC will reimburse eligible en route expenses from the departure location to the destination location incurred by you and your family members. You must book all travel through the Company’s designated travel booking tool and in accordance with the Company’s travel policy. Expenses include:

◦	Airfare

•	Transportation to and from the terminal

•	Airline luggage charges (one bag per person)

◦	Lodging

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•	Up to three days/two nights

◦	Meals

•	$40 per diem per family member age 13 and older

•	$20 per diem per family member age 12 and younger

•	Receipts will not be required

◦	Mileage

•	Reimbursed at the current IRS business rate for up to two automobiles

•	Brighthouse Services, LLC covers up to a total of two automobiles, whether by shipping, mileage reimbursement or a combination of both.

◦	Parking and tolls
Your trip must be made by the most direct route—no vacation, extended trips, personal side trips, or leisure travel will be covered.
Once you have submitted all the documents required for reimbursement, Brighthouse Services, LLC will reimburse the expenses as soon as practicable, but not later than the last day of the calendar year following the calendar year in which the expenses were incurred.
Lodging, airfare, meals, parking, tolls and mileage expenses are taxable, and will be included in your taxable wages reported on your Form W-2. The value of these expenses will be grossed-up for taxes via a gross up payment as described in the Taxes section below.

j.	Career Assistance Services
Brighthouse Services, LLC offers your spouse or domestic partner career guidance to help with a job search in the new area through the Impact Group. A Career Counselor will develop or give input on resume or curriculum vitae, cover letters, letters of introduction, etc. The Career Counselor will provide the job seeker with information regarding local industry, salary range, licensing and/or certification, and contact information for pertinent associations. They will provide a listing of resources to assist in the job search. The Career Counselor can administer career assistance tools such as Strong Interest Inventory, Self-Directed Search, Myers Briggs Inventory, and other assessments to help in the job search.
Career Assistance services are taxable, and will be included in your taxable wages reported on your Form W-2. The value of the career assistance services will be grossed-up for taxes via a gross up payment as described in the Taxes section.

k.	Community Assistance Services
Brighthouse Services, LLC provides assistance to you and your household members with gathering information regarding the new communities. The research is conducted at the time of the need and customized to your specific needs. A Community Counselor will

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provide detailed information to enable you and your household members to make educated decisions about daycare, schools, activities, or whatever they need to resume their lifestyles in the new community.
Research topics can include, but are not limited to: public and private schools, day care, preschool, child care, recreational interests, pet boarding and veterinary services, elder care needs, medical resources, shopping, places of worship, volunteer opportunities, and cultural and professional sports venues. The information requested is treated as confidential and the research information is provided only to you and your household members.
Community assistance services are taxable, and will be included in your taxable wages reported on your Form W-2. The value of the community assistance services will be grossed-up for taxes via a gross up payment as described in the Taxes section below.
VIII.    TAXES
The tax effects of relocation transactions can only be determined on an individual basis. It is important that you talk to a tax professional to find out how certain kinds of assistance may affect your own tax situation. Keep in mind that Brighthouse Services, LLC will not reimburse tax preparation or tax counseling expenses.
The current tax law and Internal Revenue Service (IRS) regulations require that Brighthouse Services, LLC report as wages all relocation expense reimbursements made to you, or paid on your behalf that are not excludable expenses.
Brighthouse Services, LLC will include all taxable reimbursed relocation expenses as wages on your W-2 form in the year in which they are paid. You will also receive a statement called the Relocation Tax Report from SIRVA detailing the relocation expenses related to your move including all lump-sum payments paid to you and money paid to tax authorities on your behalf to help offset the tax liability from this additional income. This money paid to tax authorities to help offset the tax liability is called a tax gross-up.
A tax gross-up is a payment made on your behalf by Brighthouse Services, LLC with respect to your Social Security and Medicare taxes, and the federal, state and local income taxes that would be due on the relocation expenses reported as wages to you. The taxes paid by the Company are also additional wages to you. The company will pay the tax on the additional wages resulting from the payment of taxes. This tax on the tax paid by the company is known as a gross-up. All gross-up payments are included in the wages and taxes reported on your W-2 form.
The tax gross-up calculation will be based on the following factors:

◦	Your tax filing status.

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◦
Your tax rates based on your compensation from Brighthouse Services, LLC. Compensation from Brighthouse Services, LLC is defined to only include your annualized base salary and relocation expenses. Any bonus and stock options, etc. are excluded. Brighthouse Services, LLC will not include any spousal income, even if you are filing jointly.

◦	The higher of the standard deduction or estimated itemized deduction of the respective taxing authorities.

◦	Your destination state.
Nothing in this Policy should be construed as providing, directly or indirectly, income tax advice. For more information about moving expenses, we suggest that you retain the services of a professional tax advisor/preparer.
An expense reimbursement or allowance will not be subject to a gross-up payment unless this Policy specifically states otherwise.
For your convenience, the following table summarizes how Brighthouse Services, LLC withholds taxes and the relocation allowance under this Policy.

Relocation Expense	Taxable Taxable	Gross-Up Calculation	Payment Deadline
Rental/House Hunting Trip	Yes	At individual’s tax rate	Deadline for reimbursement[2]
Miscellaneous Allowance Lump Sum (including any additional Miscellaneous Allowance Lump Sum)	Yes	At individual’s tax rate	Deadline for allowances[1]
Temporary Housing Assistance	Yes	At individual’s tax rate	Deadline for reimbursement[2]
Final Move meals, mileage, airfare, lodging, tolls, parking	Yes	At individual’s tax rate	Deadline for reimbursement[2]
Transportation of Household Goods	Yes	At individual’s tax rate	Employer will generally be billed directly by moving company. If employee pays moving company’s bill, deadline for reimbursement[2]
Storage of Household Goods	Yes	At individual’s tax rate	Employer will generally be billed directly by moving company. If employee pays storage company’s bill, deadline for reimbursement[2]
New Home Closing Costs (No Closing Cost Loan program)	No	No closing cost, as such, nothing to include in employee’s income	N/A
New Home Closing Costs (reimbursement if home not eligible for Home Purchase Assistance)	Yes	At individual’s tax rate	Deadline for reimbursement[2]
New Home Closing Costs (if rented or did not own a home in the originating location)	Yes	At individual’s tax rate	Deadline for reimbursement[2]

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Relocation Expense	Taxable Taxable	Gross-Up Calculation	Payment Deadline
New Home Closing Costs (when employee chooses a lender other than SIRVA Mortgage)	Yes	No	Deadline for reimbursement[2]
Finder or Broker’s Fee for New Rental Home	Yes	At individual’s tax rate	Deadline for reimburseent[2]
Home Sale through SIRVA	No	No – not included in employee income	N/A
Home Sale – Direct Reimbursement for Excluded Primary Homes and Coops	Yes	At individual’s tax rate	Deadline for reimbursement[2]
Loss on Sale	Yes	At individual’s tax rate
Generally, on the first or second pay day following the date that all necessary documents are submitted to SIRVA, but not later than March 1 following the calendar year in which the closing of the sale of your house occurs.

Lease Cancellation	Yes	At individual’s tax rate	Deadline for reimbursement[2]
Career/Community Assistance	Yes	At individual’s tax rate	N/A – employer will pay provider directly
Automobile Shipping	Yes	At individual’s tax rate	Employer will generally be billed directly by moving company. If employee pays moving company’s bill, deadline for reimbursement[2]
Home Inspection Costs	Yes	At individual’s tax rate	Deadline for reimbursement[2]
1 These items are considered allowances. Allowance will be paid no later than the March 1 following the calendar year in which you signed your Repayment Agreement.
2 These items are considered expense reimbursements. Assuming all documents required by the Company have been submitted by the due date established by the Company for such claims for reimbursement, expense reimbursements will be paid not later than the last day of the calendar year following the calendar in which the expense was incurred.
IX.    CONDITIONS FOR RECEIVING BENEFITS
To receive payment of allowances and reimbursements or to receive services under this Policy, on the day such allowances or reimbursements are paid or services provided, you (i) must be actively employed by the Company, (ii) are not under investigation by Human Resources or by any governmental authority for any criminal activity or otherwise, or (iii) must be in good standing with the Company. Further, if your employment terminates for any reason before you incur reimbursable expenses, prior to an event that is required to occur before an allowance can become payable (including, without limitation, your execution of a Repayment Agreement), or before you use any services under this Policy,

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you will not be entitled to the reimbursement, allowance, services, or other benefits under this Policy.
X.    CLAIMS AND APPEAL PROCEDURES
If you wish to challenge an adverse benefit determination, payment amount or plan interpretation relating to benefits under this Policy, you must file a claim. In order to be considered a “claim” under this Policy, your challenge must be made in writing via email and sent to your SIRVA Relocation Consultant in a timely manner as determined by Brighthouse Services, LLC or its delegate, in its sole discretion. You should note that a question or inquiry you may make to your manager or a member of human resources concerning or questioning your benefits will not be treated as a "claim" under these rules unless these procedures are followed. Further, any advice or interpretation regarding the Policy that you may receive from a manager or a human resources representative is not authoritative or binding.
Claims will be responded to within 30 days.
If your claim has been denied, you will receive a written explanation for the reason for the denial. If you receive a denial you will have 60 days from the date on the letter to appeal if you disagree with the determination. After that period, no further administrative appeals can be made. Appeals must be made in writing and sent to:
Administrator – Brighthouse Relocation Policy
Attention: Appeals
11225 North Community House Road
Charlotte, NC 28277
If you appeal, you may submit written comments, documents, records and other information relating to the claim as part of the review. The review by the administrator or his or her designee will consider all comments, documents, records and other information submitted by you at the time of the appeal. The initial adverse decision will not receive any deference in the appeal decision making process. The administrator will review the appeal and decide within 60 days.
If the administrator needs additional information to reach a determination, the Policy administrator will notify you, in writing, before the end of the 60-day review period, that the deadline for responding to the appeal has been extended for another 60 days.
All appeal decisions are final and are not open to further administrative appeal. The administrator or his or her designee has full discretion in making all required determinations. If you wish to pursue your claim further, a civil suit challenging a denial of benefits under this Policy must be filed not later than six months after the date of the denial of the final appeal.

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XI.    EXCLUSION OF PAYMENTS FOR PURPOSES OF BENEFITS OR STATUTORY SEVERANCE
Payments or benefits made under this Policy are not part of your salary for the purpose of benefit determinations and are not considered benefit eligible compensation or salary for the purpose of calculating benefits under any retirement plan, both pension or 401(k) plan, if applicable, insurance, or other benefit program of Brighthouse Services, LLC. Additionally, to the extent allowable under local law, payments or benefits made under this Policy shall not be used for the purposes of calculating your severance, whether statutory or otherwise.

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